Reading International Reports

First Quarter 2020 Results and COVID-19 Business Update

Earnings Call Webcast to Discuss 2020 First Quarter Financial Results and COVID-19 Updates

Scheduled to Post to Corporate Website on Monday, June 29, 2020

Culver City, California - (BUSINESS WIRE) June 25, 2020: Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced results for the first quarter ended March 31, 2020.  The Company’s financial results for the first quarter ended March 31, 2020 were materially impacted by the temporary closure in March 2020 of its 60 global cinemas and three live theatres as  a result of the COVID-19 pandemic.

“As the COVID-19 pandemic evolved, and our cinemas, the primary revenue driver of our Company, temporarily closed, we took a number of early and decisive actions to reduce our cash burn and increase our liquidity to preserve the significant value in our Company,” said Ellen M. Cotter, President and Chief Executive Officer of Reading International, Inc.  “The events surrounding the COVID-19 pandemic underscored the benefits of our geographically diversified, two-prong cinema and real estate strategy.  We are grateful to have now re-opened all of our cinemas in New Zealand that were in operation prior to the COVID-19 shutdown and the majority of our Australian cinemas.  We expect that the remainder of our Australian cinemas will open in the beginning of July 2020, and, with the recent confirmation by Warner Bros. that Christopher Nolan’s Tenet will open on July 31, 2020, we anticipate re-opening our U.S. cinemas in July 2020,  assuming  state and local governmental authority clearance and subject to applicable operating conditions.”

Ms. Cotter continued,  “Throughout the quarter,  we continued to advance certain real estate projects ‘from home,’ including leasing up spaces and renewing existing leases at our Australian centers. We are pleased that almost 90% of our 78 third-party tenants in our Australian centers had re-commenced trading with government enforced restrictions as of May 31, 2020, and on May 27, 2020, we executed a lease to a single tenant, WWP Inc., for the second floor of our Culver City, CA headquarters office building.  In addition, in New Zealand, working with our adjoining landowner, we have been granted certain resource consents related to the infrastructure work needed to unlock development rights for our industrial properties in Manukau near the Auckland Airport.”

The following table summarizes the first quarter results for 2020 and 2019, respectively:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in millions, except EPS)	2020	2019	(Unfavorable)
Revenue	$49.2	$61.5	(20)%
- US	23.9	33.0	(28)%
- Australia	21.8	23.8	(8)%
- New Zealand	3.5	4.7	(26)%
Operating expense	$(56.3)	$(62.9)	10%
Segment operating income (loss)(1)	$(2.5)	$3.7	(>100)%
Net income (loss)(2)	$(5.9)	$(2.1)	(>100)%
EBITDA(1)	$(1.8)	$4.3	(>100)%
Adjusted EBITDA(1)	$(1.7)	$4.7	(>100)%
Basic earnings (loss) per share(2)	$(0.27)	$(0.09)	(>100)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY OVERVIEW

▪	Operating Results – Cinema and Real Estate

For the first quarter ended March 31, 2020,  our worldwide revenue was $49.2 million,  a 20% decrease from the same quarter in 2019.  The temporary closures of our 60 global cinemas and three live theatres due to compliance with governmental directives was the primary driver of the $12.3 million decrease in revenue. The following factors also contributed to the year-over-year decline:

•

The leases underlying our historically profitable Paris Theatre, Beekman Theatre, and our managed East 86th Street Theatre in New York City expired during the second and third quarters of 2019 and could not be renewed on commercially reasonable terms;

•	The temporary closure of our Consolidated Theatre at the Kahala Mall in Hawaii for a top-to-bottom renovation in December 2019 and ongoing during the first quarter 2020; and
•

Our global revenues (cinema and real estate) were negatively impacted by adverse foreign currency exchange rates due to the weakening of the Australian and New Zealand dollars against the U.S. dollar. The Australian and New Zealand dollars declined against the U.S. dollar by 7.7% and 6.8% respectively, measured as of March 31, 2020.

Our revenue decreases were offset to some extent by (i) the December 2019 opening of our new state-of-the-art Reading Cinema with TITAN LUXE at the Burwood Brickworks shopping center in a suburb of Melbourne, Australia and (ii) our December 2019 acquisition of the iconic State Cinema in Tasmania, Australia which features 10 screens, a roof top cinema and bar, a large café, and a bookstore.

Despite the impact of COVID-19, our cinema results for each of our cinema circuits in the U.S., Australia, and New Zealand, in their functional currency, set records for the highest first quarter Food & Beverage (“F&B”) spend per patron (“SPP”). In the U.S., our strategic emphasis on F&B resulted in our SPP outperforming certain publicly traded competitors.

Reflecting the strength of our online selling capabilities,  our Australian cinema circuit, on a functional currency basis, achieved (i) a first quarter record for online ticket revenue, beating the same period in 2019 by 8%, and (ii) an increase of 2% of our net online convenience fee revenue compared to the same period in 2019. Further, expanding our online capabilities, we anticipate launching limited F&B ordering online for our cinema circuits in the U.S., Australia, and New Zealand during the third quarter of 2020.

As of March 31, 2020, our Australian property shopping center portfolio consists of 78 third-party tenants and four Reading Cinemas at Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common.  Reflecting the strength of our real estate operations, both the revenues and property level cash flow for the first quarter of 2020 of the Australian property division (on a functional currency basis) set first quarter record highs.  During the first quarter 2020, we continued leasing activity at Newmarket Village, Auburn Redyard, and Cannon Park completing three new leases and two lease renewals.  While the COVID-19 pandemic impacted the operations of certain tenants at our Australian centers, due to the Australian government’s proactive approach to reducing the spread of COVID-19, as of today, occupancy across our Australian centers is over 97%.

The COVID-19 pandemic has also impacted New Zealand, temporarily suspending trading for many retailers; at our Courtenay Central center in Wellington, although most of the center is closed due to seismic concerns, due to the New Zealand government’s proactive approach to suppressing the spread of COVID-19, two of our three strong tenants have now resumed trading along Courtenay Place, a well-known restaurant and entertainment street.

Our three live theatres, two in New York City and one in Chicago, have remained closed to the public since mid-March 2020 due to the COVID-19 pandemic.  With the current social distancing requirements, we do not expect the producers occupying our live theatres in New York City to resume public performances until later in 2020 or early 2021.  However, we anticipate public re-activation of the various stages at the Royal George Theatre in Chicago some time during the fourth quarter of 2020.

•	Cinema Additions and Pipeline

Prior to the COVID-19 pandemic, our 2020 business strategy included plans to upgrade various cinemas in the U.S., Australia, and New Zealand.  We have deferred most upgrades into later periods and will strategically evaluate when and how to allocate our capital resources based on the status of the COVID-19 pandemic in various markets, how certain cinemas react to the ramp up of re-opening, and our overall evaluation of the Company’s liquidity.

We currently have four cinemas under agreements to lease in Australia. The COVID-19 pandemic will delay the anticipated launch dates for some of these projects.

•	Global Real Estate Development Activities

The COVID-19 pandemic has also impacted the timing of our real estate development plans.  However, during the pandemic, we nevertheless achieved certain milestones that will enhance the long-term value of our real estate portfolio.

Sepulveda Office Building (Culver City, U.S.) – On May 27, 2020, we leased on a multi-year basis the entire second floor of our headquarter building in Culver City, California (approximately 11,000 rentable square feet) to WWP (wwpinc.com), a global company with over 35 years of experience providing the cosmetics and personal care industries with a range of packaging needs. Clients of WWP include the Estée Lauder Companies, L’Oréal, LVMH, and Mary Kay. On the date of the lease, possession of the space was turned over to WWP, which is responsible for building out its space.  On a straight-line basis, rent will commence during the second quarter of 2020, and we anticipate receiving rental income during the fourth quarter of 2020.

Manukau/Wiri Land Rezoning (Auckland, New Zealand) – During the first quarter of 2020, we progressed infrastructure plans related to our 64.0-acre property, which we successfully re-zoned from agricultural to light industrial uses, and to the remaining 6.4-acre property, zoned for heavy industrial use, each located in the highly sought after industrial market of Manukau/Wiri close to the Auckland Airport.

In June 2020, the Auckland Council granted to us and the adjoining landowner, subject to certain conditions, certain consents required to construct certain infrastructure needed to take advantage of the new light industrial zoning.

Notwithstanding that the Auckland Airport recently announced that the COVID-19 pandemic may lead to an indefinite suspension of certain expansion plans, including the “Park and Ride” facility near our property, we continue to view the industrial property sector as being one of the most resilient in the current economic climate. We believe that the work completed to date has contributed to the overall value of our land in Manukau/Wiri.

44 Union Square (New York City, U.S.) – Historically known as Tammany Hall, this building with approximately 73,113 square feet of net rentable area overlooks Manhattan’s Union Square.  During the COVID-19 pandemic, New York City shut down non-essential construction and business, including construction work at our site.  However, the construction of the improvements necessary to obtain a core and shell temporary certificate of occupancy were substantially completed prior to the shutdown. We anticipate that the site will re-open to construction later this month, and that the core and shell temporary certificate of occupancy will be in place before the end of the summer.

While the Real Estate Board of New York prohibited leasing activity during the COVID-19 shutdown, our leasing team is ramping up their leasing efforts again. This building, with its first in the city dome, brings the future to New York’s fabled past and was awarded in 2017 the AIA QUAD Design Honor Award, and the Architizer A+ Awards, Typology Winner, Commercial Award.  It is one of a very limited number of “brandable” sites available for immediate lease in New York City.  We believe 44 Union Square will be attractive to potential tenants interested in both (i) operating in New York City and (ii) seeking to have greater control over the size and design of their spaces in a post-COVID-19 environment. As a practical matter, the building has now reached a state of completion where the premises can be delivered immediately upon the execution of leases.

Courtenay Central Redevelopment (Wellington, New Zealand) – Located in the heart of Wellington – New Zealand’s capital city – our Courtenay Central property covers 161,071 square feet of land situated proximate to (i) the Te Papa Tongarewa Museum (attracting over 1.5 million visitors annually), and (ii) across the street from the site of the future Wellington Convention and Exhibition Centre (wcec.co.nz), the capital’s first premium conference and exhibition space, which is due to be completed in 2022. Despite the COVID-19 pandemic, construction for this major public project has resumed and plans include the creation of a public concourse linking through to Wakefield Street, across the street from our Courtenay Central project.

As previously reported, damage from the 2016 Kaikoura earthquake necessitated demolition of our nine-story parking garage at the site, and unrelated seismic issues caused us to close major portions of the existing cinema and retail structure in early 2019.  Prior to the COVID-19 pandemic, the real estate team had developed a comprehensive plan featuring a variety of uses to compliment and build upon the “destination quality” of the Courtenay Central location. As the COVID-19 pandemic lock down in New Zealand has ended, our real estate team is re-engaging with the consultants and city representatives to review feasible redevelopment plans.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for 2020 and 2019, respectively:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)
Segment revenue
Cinema
United States	$23,307	$31,975	(27)%
Australia	19,587	21,441	(9)%
New Zealand	3,416	4,512	(24)%
Total	$46,310	$57,928	(20)%
Real estate
United States	$625	$988	(37)%
Australia	3,579	3,916	(9)%
New Zealand	398	527	(24)%
Total	$4,602	$5,431	(15)%
Inter-segment elimination	(1,684)	(1,866)	10%
Total segment revenue	$49,228	$61,493	(20)%
Segment operating income
Cinema
United States	$(4,487)	$(823)	(>100)%
Australia	1,930	3,102	(38)%
New Zealand	(97)	305	(>100)%
Total	$(2,654)	$2,584	(>100)%
Real estate
United States	$(892)	$27	(>100)%
Australia	1,313	1,305	1%
New Zealand	(234)	(174)	(34)%
Total	$187	$1,158	(84)%
Total segment operating income (loss) (1)	$(2,467)	$3,742	(>100)%
(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

First Quarter Results:

Due to the COVID-19 pandemic, our first quarter 2020 cinema segment operating income declined significantly by $5.2 million, to a loss of $2.7 million when compared to the same period in 2019 This decrease is primarily due to (i) the increased press reports in February 2020 and March 2020 about COVID-19, (ii) reduced seating occupancy as a result of social distancing measures, and (iii) the temporary closure of our cinemas, which all led to a significant attendance drop in March 2020.  However, such attendance decreases were offset to some extent by increases in Average Ticket Price (“ATP”) and SPP:

•	Revenue in the U.S. decreased by 27%, or $8.7 million, to $23.3 million, primarily due to a 32% decrease in attendance; offset by a 7% increase in SPP and a 2% increase in ATP.

•	Australia’s cinema revenue decreased by 9%, or $1.9 million, to $19.6 million, primarily due to a 14% decrease in attendance; offset by an 8% increase in SPP and a 4% increase in ATP.

•	New Zealand’s cinema revenue decreased by 24%, or $1.1 million, to $3.4 million, primarily due to a 25% decrease in attendance; offset by a 1% increase in ATP, while SPP stayed relatively flat.

Despite the challenges presented by the COVID-19 pandemic, on a functional currency basis, the SPP of our U.S., Australian and New Zealand cinema divisions for the first quarter of 2020 each reached a record high for any first quarter.

Real Estate

First Quarter Results:

For the first quarter ended March 31, 2020,  our real estate segment operating income decreased by 84%, or $1.0 million, to $0.2 million compared to the same period in 2019 primarily due to the temporary closure of certain of our Live Theatres and the impact of unfavorable foreign currency movements in both Australia and New Zealand.  Real estate revenue decreased by 15%, or $0.8 million, to $4.6 million, compared to the same period in 2019.

CONSOLIDATED AND NON-SEGMENT RESULTS

The first quarter consolidated and non-segment results for 2020 and 2019 are summarized as follows:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2020	2019	(Unfavorable)
Segment operating income (loss)	$(2,467)	$3,742	(>100)%
Non-segment income and expenses:
General and administrative expense	(4,380)	(5,041)	13%
Interest expense, net	(1,789)	(1,852)	3%
Other	(332)	(47)	(>100)%
Total non-segment income and expenses	$(6,501)	$(6,940)	6%
Income before income taxes	(8,968)	(3,198)	(>100)%
Income tax benefit (expense)	3,013	1,057	>100%
Net income (loss)	$(5,955)	$(2,141)	(>100)%
Less: net income (loss) attributable to noncontrolling interests	(80)	(16)	(>100)%
Net income (loss) attributable to RDI common stockholders	$(5,875)	$(2,125)	(>100)%

First Quarter Net Results

Net loss attributable to RDI common stockholders increased by $3.8 million, to $5.9 million for the first quarter ended March 31, 2020, compared to the same period in 2019.  Basic Loss per Share (“LPS”) for the first three months of 2020 increased by $0.18, to $0.27 from $0.09 in the prior year period, mainly attributed to a significant decrease in revenue from both our Cinema and Real Estate business segments largely due to the impact of the COVID-19 pandemic.

Non-Segment General & Administrative Expenses

As a result of General & Administrative staff reductions occurring in late 2019, COVID-19 related expense reductions and a decrease in legal fees, our first quarter 2020 non-segment general and administrative expense decreased by 13%, or $0.7 million, to $4.4 million.

Income Tax Benefit

As a result of the CARES Act, during the first quarter of 2020, the Company realized a tax benefit equal to $3.6 million which related to a 2019 net operating loss carryback to the 2015 and 2016 tax years, when the federal tax rate was 35%.  This $3.6 million tax benefit, offset by a change in valuation allowance, drove an approximately $2.0 million increase in the first quarter of 2020 compared to the first quarter of 2019.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

During the first quarter of 2020, we drew down all the unrestricted borrowing capacity available under our various credit facilities to ensure future liquidity given the COVID-19 pandemic. As a result, our total outstanding borrowings were $263.0 million at March 31, 2020. At March 31, 2020, our cash and cash equivalents were $54.9 million, which included approximately $26.1 million in the U.S., $15.1 million in Australia, and $13.7 million in New Zealand.

Approximately two weeks prior to the COVID-19 government mandated shutdowns, we had completed amending and extending various financing arrangements.  On March 6, 2020, we (i) entered into an amendment for our $55.0 million credit facility with Bank of America, which supports our U.S. Cinema operation, extending the maturity date to March 6, 2023 and implementing an interest rate of 2.5% - 3.0% dependent on certain financial ratios plus a variable rate and (ii) extended the term of our $5.0 million line of credit with Bank of America to March 6, 2023. Additionally, on March 13, 2020, Sutton Hill Properties LLC, a 75% subsidiary of Reading, increased its term loan with Valley National Bank to $25.0 million from $20.0 million, with an interest rate based on (i) the two-year U.S. Treasury Rate plus 2.5% or (ii) 4.25%, whichever is greater. The current interest rate used for the Valley National Loan is 4.25%.

As of March 31, 2020, we have received bank covenant waivers from Bank of America for the first quarter of 2020, and from National Australia Bank (“NAB”) for the second and third quarters of 2020. We did not require any other covenant waivers for the first quarter of 2020.

Due to the continuing uncertainties relating to the effects of COVID-19, it is uncertain whether we will continue to meet our covenant requirements for the 12 months beginning March 31, 2020. We anticipate continuing to receive covenant waivers from the relevant lenders, although these waivers are not in our control and no assurances can be given that we will receive such waivers. We are required by U.S. GAAP to classify the Bank of America and NAB debt as current liabilities.

At March 31, 2020, we had Total Assets, based on book values, of $677.7 million, which was an increase of $2.7 million compared to $675.0 million at December 31, 2019. This increase was primarily driven by the increase in cash and cash equivalents, which was countered by the impact of declining foreign exchange rates in the Australian and New Zealand dollars by 7.7% and 6.8%, respectively.

OTHER INFORMATION

Corporate Matters

On March 10, 2020, our Board of Directors approved the extension of the Stock Repurchase Program and restored the authorization to $26.0 million to purchase Class A shares, expiring March 10, 2022

During the first quarter of 2020,  we invested $0.7 million to repurchase 75,157 shares of Class A Non-Voting Common Stock. The Stock Repurchase Program allows us to repurchase our Class A Non-Voting Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

Due to the COVID-19 pandemic and its impact on our overall liquidity, for the foreseeable future our stock repurchase program will likely take a lower capital allocation priority.

Our Compensation and Stock Options Committee, during the first quarter, determined to pay out no cash bonuses, with respect to 2019, to any Reading senior executives, including our CEO.

WORKING CAPITAL AND LIQUIDITY

The table below presents the changes in our working capital position and other relevant information addressing our liquidity as of and for the three months ended March 31, 2020 and the preceding four years:

	As of and for the 3-Months Ended	Year Ended December 31
($ in thousands)	March 31, 2020	2019	2018(3)	2017(2)(3)	2016(2)
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$54,893	$12,135	$13,127	$13,668	$19,017
Unused borrowing facility	13,053	73,920	85,886	137,231	117,599
Restricted for capital projects(1)	13,053	13,952	30,318	62,280	62,024
Unrestricted capacity	—	59,968	55,568	74,951	55,575
Total resources at period end	67,946	86,055	99,013	150,899	136,616
Total unrestricted resources at period end	54,893	72,103	68,695	88,619	74,592
Debt-to-Equity Ratio
Total contractual facility	$276,053	$283,138	$252,929	$271,732	$266,134
Total debt (gross of deferred financing costs)	263,000	209,218	167,043	134,501	148,535
Current	171,426	37,380	30,393	8,109	567
Non-current	91,574	171,838	136,650	126,392	147,968
Finance lease liabilities	162	209	—	—	—
Total book equity	117,400	139,616	179,979	181,382	146,890
Debt-to-equity ratio	2.24	1.50	0.93	0.74	1.01
Changes in Working Capital
Working capital (deficit)(4)	$(163,715)	$(84,138)	$(56,047)	$(47,294)	$6,655
Current ratio	0.30	0.24	0.35	0.41	1.10
Capital Expenditures (including acquisitions)	$9,804	$47,722	$56,827	$76,708	$49,166

(1)

This relates to the construction facilities specifically negotiated for: (i) 44 Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

See Note 2 – Summary Accounting Policies – Prior Period Financial Statements Correction of Immaterial Errors of the 2019 10-K for the prior period adjustments for accounting for accrued sale tax deemed not material.

(4)

Typically, our working capital is reported as a deficit,  as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of March 31, 2020:

	As of March 31, 2020
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$55,000	$—	$—	$—
Bank of America Line of Credit (USA)	5,000	5,000	—	—	—
Union Square Construction Financing (USA)	50,000	36,947	13,053	13,053	—
NAB Corporate Term Loan (AU) (1)	73,668	73,668	—	—	—
Westpac Bank Corporate (NZ) (1)	19,069	19,069	—	—	—
Total	$202,737	$189,684	$13,053	$13,053	$—
(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of March 31, 2020.

The $13.1 million representing borrowings restricted for capital projects consists of the unused borrowing capacity for our 44 Union Square development and construction.

Prior to the COVID-19 pandemic, our overall global operating strategy has been to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). This general strategy was subject to the movement, from time to time, of funds between jurisdictions where circumstances merit such action as part of our goal to minimize our overall cost of capital. This continues to be our general strategy. However, the need to close our theaters and to offer rent concessions to certain of our tenants have reduced revenues and adversely impacted our liquidity.  Accordingly, we may need to reallocate funds among jurisdictions to meet short term liquidity needs. We are working on, to the extent feasible, postponing or reprioritizing capital expenditures based on assessments of conditions and liquidity requirements during this time. These determinations will naturally be impacted by the timing of our cinema re-openings, which will likely vary from jurisdiction to jurisdiction.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of Earnings per Share (“EPS”), cash flows or net income as determined in accordance with U.S. GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBIDTA, we further adjusted the EBIDTA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

Reconciliation of EBITDA to net income (loss) is presented below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2020	2019
Net Income (loss)	$(5,875)	$(2,125)
Add: Interest expense, net	1,789	1,852
Add: Income tax expense (benefit)	(3,013)	(1,057)
Add: Depreciation and amortization	5,270	5,594
EBITDA	$(1,829)	$4,264
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	105	427
Adjusted EBITDA	$(1,724)	$4,691

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on June 29, 2020, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by June 26, 2020, 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) an internationally diversified cinema and real estate company is a leading entertainment and real estate company, engaging in the development, ownership, and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, City Cinemas, and State Cinema; live theatres operated by Liberty Theaters in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to the expected timing of the re-opening of our cinemas and theatres and the completion and opening of the 44 Union Square project in New York City, including an issuance of a core and shell temporary certificate of occupancy thereof; our belief regarding the attractiveness of the 44 Union Square project to potential tenants; the expected timing of our launching our limited online F&B ordering for our cinema circuits in the U.S., Australia, and New Zealand; our expectations regarding the commencement of rental income on our office building; our expectations regarding the resiliency of the industrial property sector in New Zealand; our expectations regarding our stock repurchase program; our expectations regarding credit facility covenant compliance and our ability to continue to obtain necessary covenant waivers; and our expectations of our liquidity and capital requirements and the allocation of funds. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved and may have different views as to future events or our operating performance.

Among the risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
•

the adverse impact of the COVID-19 pandemic which resulted in the temporary shutdown of our global theaters beginning in March 2020, and the adverse effects such pandemic may continue to have on our anticipated cinema re-opening dates and on the dates that public performances will resume in our live theatres in New York City and Chicago;

•	the adverse effects of the COVID-19 pandemic on the Company’s results from operations, liquidity, cash flows, financial condition, and access to credit markets;
•	the adverse impact of the COVID-19 pandemic on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons;
•

the decrease in attendance at our cinemas and theatres after they have re-opened due to (i) continued safety and health concerns, (ii) a change in consumer behavior in favor of alternative forms of entertainment, or (iii) additional regulatory requirements limiting our seating capacity;

•	reduction in operating margins (or negative operating margins) due to the implementation of social distancing and other health and safety protocols;
•	potentially uninsurable liability exposure to customers and staff should they become (or allege that they have become) infected with COVID-19 while at one of our facilities;
•	unwillingness of employees to report to work due to the adverse effects of the COVID-19 pandemic or to otherwise conduct work under any revised work environment protocols;
•	the adverse impact that the COVID-19 pandemic may have on the national and global macroeconomic environment;
•	competition from cinema operators who have successfully used debtor laws to reduce their debt and/or rent exposure;
•	the uncertainty as to the scope and extent of government responses to the COVID-19 pandemic;
•

the disruptions or reductions in the utilization of entertainment, shopping, and hospitality venues, as well as in our operations, due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus,  or to changing consumer tastes and habits;

•	the number and attractiveness to moviegoers of the films released in future periods, and potential changes in release dates for motion pictures;
•	the lack of availability of films in the short- or long-term as a result of (i) major film distributors releasing scheduled films on alternative channels or (ii) disruptions of film production;
•	the amount of money spent by film distributors to promote their motion pictures;
•	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
•

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside-the-home environment;

•

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, streaming, cable, satellite broadcast, Blu-ray/DVD rentals and sales, and so called “movies on demand”;

•	the impact of certain competitors’ subscription or advance pay programs;
•	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings, and other improvements;
•	the ability to negotiate favorable rent payment terms with our landlords;
•	disruptions during theater improvements;
•	the extent to, and the efficiency with, which we are able to integrate acquisitions of cinema circuits with our existing operations;
•	in the U.S., the impact of any termination of the so called “Paramount Decree;”
•	the risk of damage and/or disruption of cinema businesses from earthquakes as certain of our operations are in geologically active areas; and
•	the impact of protests, demonstrations, and civil unrest on, among other things, government policy, consumer willingness to go to the movies, and the spread of COVID-19.
•	with respect to our real estate development and operation activities:
•	the impact of the COVID-19 pandemic may continue to affect many of our tenants at our real estate operations in Australia and New Zealand, their ability to pay rent, and to stay in business;
•	the impact of the COVID-19 pandemic on our construction projects and on our ability to open construction sites and to secure needed labor and materials;

•	uncertainty as to governmental responses to COVID-19;
•	the potential sale of certain non-core real estate assets;
•	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
•	the ability to negotiate and execute lease agreements with material tenants;
•	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
•	the risks and uncertainties associated with real estate development;
•	the availability and cost of labor and materials;
•	the ability to obtain all permits to construct improvements;
•	the ability to finance improvements;
•	the disruptions to our business from construction and/or renovations;
•	the possibility of construction delays, work stoppage, and material shortage;
•	competition for development sites and tenants;
•	environmental remediation issues;
•	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	the increased depreciation and amortization expense as construction projects transition to leased real property;
•	the ability to negotiate and execute joint venture opportunities and relationships;
•	the risk of damage and/or disruption of real estate businesses from earthquakes as certain of our operations are in geologically active areas;
•

the disruptions or reductions in the utilization of entertainment, shopping and hospitality venues, as well as in our operations, due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus, or to changing consumer tastes and habits; and

•	the impact of protests, demonstrations, and civil unrest on government policy, consumer willingness to visit shopping centers, and the spread of COVID-19, among other things.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate and previously engaged for many years in the railroad business in the United States:

•	our ability to renew, extend, renegotiate or replace our loans that mature in 2020;
•	our ability to grow our Company and provide value to our stockholders;
•

our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital, and our ability to borrow funds to help cover the cessation of cash flows we are experiencing during the COVID-19 pandemic;

•	our ability to reallocate funds among jurisdictions to meet short-term liquidity needs;
•

expenses, management and Board distraction, and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

•	the relative values of the currency used in the countries in which we operate;
•

the impact that any discontinuance, modification or other reform of London Inter-Bank Offered Rate (LIBOR), or the establishment of alternative reference rates, may have on our LIBOR-based debt instruments;

•	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
•

our labor relations and costs of labor (including future government requirements with respect to minimum wages, shift scheduling, the use of consultants, pension liabilities, disability insurance and health coverage, and vacations and leave);

•

our exposure from time to time to legal claims and to uninsurable risks, such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems, and class actions and private attorney general wage and hour and/or safe work place based claims;

•	our exposure to cybersecurity risks, including misappropriation of customer information or other breaches of information security;
•	the impact of major outbreaks of contagious diseases, such as COVID-19;
•	the availability of employees and/or their ability or willingness to conduct work under any revised work environment protocols;
•

the increased risks related to employee matters, including increased employment litigation and claims relating to terminations or furloughs caused by theater and entertainment themed centers (“ETC”) closures;

•

our ability to generate significant cash flow from operations if our theaters and/or ETCs continue to experience demand at levels significantly lower than historical levels, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, if applicable, in our debt agreements;

•	our ability to comply with credit facility covenants and our ability to obtain necessary covenant waivers and necessary credit facility amendments;
•	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

•	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, earthquakes, pandemics, such as COVID-19, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment. Refer to Item 1A - Risk Factors – of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

For more information, contact:

Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc. (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue
Cinema	$46,310	$57,927
Real estate	2,918	3,565
Total revenue	49,228	61,492
Costs and expenses
Cinema	(42,292)	(48,329)
Real estate	(2,760)	(2,445)
Depreciation and amortization	(5,270)	(5,594)
General and administrative	(5,945)	(6,484)
Total costs and expenses	(56,267)	(62,852)
Operating income	(7,039)	(1,360)
Interest expense, net	(1,789)	(1,852)
Gain (loss) on sale of assets	—	—
Other income (expense)	(218)	(20)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(9,046)	(3,232)
Equity earnings of unconsolidated joint ventures	78	34
Income (loss) before income taxes	(8,968)	(3,198)
Income tax benefit (expense)	3,013	1,057
Net income (loss)	$(5,955)	$(2,141)
Less: net income (loss) attributable to noncontrolling interests	(80)	(16)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(5,875)	$(2,125)
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.27)	$(0.09)
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.27)	$(0.09)
Weighted average number of shares outstanding–basic	21,752,371	22,920,486
Weighted average number of shares outstanding–diluted	22,119,621	23,124,106

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$54,893	$12,135
Receivables	2,865	7,085
Inventory	1,355	1,674
Prepaid and other current assets	10,305	6,105
Total current assets	69,418	26,999
Operating property, net	236,907	258,138
Operating lease right-of-use assets	213,907	229,879
Investment and development property, net	116,163	114,024
Investment in unconsolidated joint ventures	4,290	5,069
Goodwill	24,306	26,448
Intangible assets, net	4,421	4,320
Deferred tax asset, net	2,592	3,444
Other assets	5,718	6,668
Total assets	$677,722	$674,989
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$24,420	$29,436
Film rent payable	3,599	8,716
Debt - current portion	171,426	36,736
Subordinated debt - current portion	651	644
Derivative financial instruments - current portion	199	109
Taxes payable - current	85	140
Deferred current revenue	9,726	11,324
Operating lease liabilities - current portion	19,717	20,379
Other current liabilities	3,310	3,653
Total current liabilities	233,133	111,137
Debt - long-term portion	59,252	140,602
Derivative financial instruments - non-current portion	358	233
Subordinated debt, net	29,058	29,030
Noncurrent tax liabilities	12,520	12,353
Operating lease liabilities - non-current portion	207,697	223,164
Other liabilities	18,304	18,854
Total liabilities	560,322	535,373
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,982,873 issued and 20,046,762 outstanding at March 31, 2020 and 32,963,489 issued and 20,102,535 outstanding at December 31, 2019	231	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2020 and December 31, 2019	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	148,908	148,602
Retained earnings	14,772	20,647
Treasury shares	(40,407)	(39,737)
Accumulated other comprehensive income	(10,290)	5,589
Total Reading International, Inc. stockholders’ equity	113,231	135,349
Noncontrolling interests	4,169	4,267
Total stockholders’ equity	117,400	139,616
Total liabilities and stockholders’ equity	$677,722	$674,989